As filed with the Securities and Exchange Commission on May 20, 2014

Registration No. 333-113731

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Home Federal Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	68-0666697
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 12th Avenue South

Nampa, Idaho 83651

(208) 466-4634

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Andrew J. Gerlicher, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Cascade Bancorp

1100 NW Wall Street

Bend, Oregon 97701

(541) 617-3147

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven M. Haas, Esq.

Hunton & Williams LLP

Riverfront Plaza — East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-7217

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration No. 333-113731 on Form S-1 (the “Registration Statement”) filed by Home Federal Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission registering 6,229,504 shares of Company common stock, par value $0.01 per share (the “Company Common Stock”), filed March 19, 2004, as amended by Amendment No. 1 to Form S-1, filed June 10, 2004, as amended by Amendment No. 2 to Form S-1, filed July 19, 2004 and as amended by Post Effective Amendment No. 1, filed on October 14, 2004.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2013, by and between the Company and Cascade Bancorp (“Cascade”), the Company was merged with and into Cascade, effective on May 16, 2014 (the “Merger”), with Cascade as the surviving corporation in the Merger.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bend, Oregon, on May 20, 2014.

CASCADE BANCORP
(as successor to Home Federal Bancorp, Inc.)

By:	/s/ Andrew J. Gerlicher
Andrew J. Gerlicher
Executive Vice President, General Counsel and Secretary